UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 19, 2013

COVANTA HOLDING CORPORATION
(Exact name of Registrant as Specified in Its Charter)
________________________________________________________

Delaware	1-06732	95-6021257
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

445 South Street Morristown, New Jersey		07960
(Address of principal executive offices)		(Zip Code)

(862) 345-5000
(Registrant’s telephone number, including area code)
________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.
On April 19, 2013, Covanta Holding Corporation ("Covanta" or the “Company”), received notification that it was not selected as the preferred bidder for the Merseyside Recycling and Waste Authority's (“MRWA”) waste procurement. This is a triggering event under generally accepted accounting principles that requires the Company to evaluate the recoverability of its capitalized development costs related to its United Kingdom development efforts. It is probable that as a result of this evaluation, the Company will be required to record a non-cash impairment charge in the second quarter ended June 30, 2013.
As of March 31, 2013, Covanta had approximately $51 million of capitalized costs related to development efforts on projects primarily in the United Kingdom.  Among such projects is one project located at Ince Park, Cheshire, England (“Ince Project”).  The MRWA waste procurement would have accounted for a significant portion of the capacity at the Ince Project.
At the time of the filing of this Form 8-K, the Company is unable in good faith to make a determination of an estimate of the non-cash impairment charge. The Company expects to file an amended Current Report on Form 8-K under this Item 2.06 after it determines the impairment estimate.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 24, 2013

COVANTA HOLDING CORPORATION
(Registrant)

By:	/s/ Timothy J. Simpson
Name:	Timothy J. Simpson
Title:	Executive Vice President, General Counsel and Secretary